Exhibit 10.24

               Power Purchase Agreement


This Power Purchase Agreement (this "Agreement") is made and entered into this 18th day of August, 2005, between WindStor Power Co., a Michigan corporation with offices at 37899 Twelve Mile Road, Suite 300, Farmington Hills, Michigan 48331 ("Seller") and Ishpeming Housing Commission ("Purchaser") with offices at 111 Bluff St., Ishpeming, Michigan 49849 (collectively Seller and Purchaser are referred to herein as the "Parties" and individually as a "Party").

                                   RECITALS:

WHEREAS, Seller or its affiliates develop, own and operate WindStor(sm), an onsite wind energy generation, storage and distribution system that is able to provide economically competitive renewable or "green" electricity using WindStor(sm) vertical axis wind turbines and battery storage, all automatically controlled by a proprietary WindStor(sm) system integration device;

WHEREAS, Purchaser wishes Seller to install and operate WindStor(sm) at Purchaser's Site (as defined herein) in a configuration to be agreed and on premises that shall be provided to Seller pursuant to a certain Lease (as defined herein);

WHEREAS, Seller wishes to install and operate WindStor(sm) on the Site and to sell WindStor(sm) - produced electricity and such other services as may be specified herein to Purchaser at prices to be agreed and under the terms and provisions of this Agreement;

WHEREAS, Purchaser wishes Seller to install such a WindStor(sm) system on the Site and to purchase such electricity and other services from Seller pursuant to this Agreement;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements set forth herein, the Parties agree as follows:

1. Definitions.

For the purposes of this Agreement, the following terms shall have the following meanings:

"Additional Facilities" means any and all equipment and facilities to be constructed and installed by Seller pursuant to this Agreement which are located at the Site on Purchaser's side of the Point of Delivery, as may be required pursuant to good engineering and power industry practice or applicable utility tariffs for operation of the Facility in parallel with the electric utility providing service to the Purchaser, if any.

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"Agreement" means this Power Purchase Agreement (including all schedules, exhibits and attachments hereto), as the same may be amended from time to time.

"Contract Term" means the period commencing on the date first written above and extending through the twentieth anniversary of the date upon which Seller gives notice to Purchaser that the Facility is capable of delivering Electric Power to the Point of Delivery and that the Additional Facilities have been constructed, installed, and delivered into Purchaser's care custody and control.

"Electric Power" means electric energy and all of the generation-related products, services and attributes described in detail at Exhibit E hereof, as being provided and sold to Purchaser pursuant to this Agreement.

"Facility" shall mean the equipment and facilities to be installed and operated by Seller on Seller's side of the Point of Delivery pursuant to this Agreement, for the purposes of generating, transmitting and delivering Electric Power to the Point of Delivery, as such equipment and facilities are more fully described in Exhibits C and D, and any and all additions, replacements and modifications to such equipment and facilities. The Facility shall include one or more WindStor(sm) vertical axis wind turbines, the mast and supporting structure, and software controlling equipment, with enclosures, and may include battery storage devices.

"Force Majeure" means events or circumstances beyond the reasonable control of a Party, including acts of God; unusually severe weather conditions; strikes or other labor difficulties; war or acts of terrorism; riots; change of law imposing regulatory burden or prohibition upon Seller; withdrawal of required governmental authorizations or permits; accident; fire; damage to or breakdown of necessary facilities or transportation delays or accidents.

"Interest Rate" shall mean a variable rate of interest which is 250 basis points over the three month London Interbank Offered Rate as posted with respect to the applicable period in the "Money Rates" column of the Wall Street Journal or if that source is not available, as reported by another widely-available business publication, but in any event not greater than the maximum interest rate permitted by law.

"Lease" means the lease agreement between Seller and Purchaser respecting Purchaser's lease to Seller of the particular premises within the Site in which the Facility will be installed and operated, and substantially in the form set forth in Exhibit B.

"Payment Account" means an account maintained and funded by Purchaser with a United States national bank which has been authorized by Purchaser to permit Seller to make periodic automatic withdrawals of invoiced amounts under this Agreement, pursuant to automatic clearinghouse transactions.

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"Point of Delivery" means the point within the Site at which Electric Power produced by the Facility is delivered to Purchaser, all as described in detail in Exhibit D.

"Site" shall mean the property owned or controlled by the Purchaser within which the Facility and the Point of Delivery are or will be situated, all as described in detail in Exhibit A.

"Site Preparation Fee" means the sum of  - Waived.

2. Configuration, Construction, Installation and Operation of the Facility. (a)
(i)	Subject to and in accordance with the provisions of this Agreement and the Lease, Seller shall, at Seller's expense, configure, construct, install and operate the Facility at the Site, and shall at Seller's expense construct and install the Additional Facilities.

   (ii)	Subject to the terms of the Lease, Purchaser hereby grants to Seller, for no additional consideration and for the term of this Agreement, all rights of use, privileges, rights-of-way and easements to construct, install, operate, maintain, repair, replace, inspect and remove Seller's equipment and facilities as are necessary or convenient to Seller in connection with Seller's performance of its obligations and enforcement of its rights under this Agreement, including adequate and continuing access rights to the Site during all times. Purchaser shall execute such other grants, leases, deeds or customary documents as may be required to enable Seller to record such rights, privileges, rights-of-way and easements. Each Party shall be responsible for its own costs and expense, including recording fees associated with the documentation and recordation of said rights, privileges, rights-of-way and easements.

(b) Upon execution of this Agreement, Seller shall undertake, at its expense, such studies and inquiries as may be in Seller's discretion necessary or convenient to develop a proposal for the configuration of the Facility and to prepare for submission to Purchaser a detailed proposal for pricing the Electric Power to be delivered and sold under this Agreement. These studies and inquiries may include: (1) obtaining reliable wind data applicable to the Site from available sources or from on-Site testing and monitoring; (2) reviewing the most recent twenty-four (24) consecutive months of utility bills and/or existing interval electric usage data confirmed with the latest monthly utility bill and applicable utility tariffs for the Site; (3) obtaining FAA clearance to install WindStor(sm) turbine(s) at the Site; (4) ascertaining to Seller's satisfaction that appropriate zoning is in effect or will be obtained by the Parties prior to commencement of installation of the Facility; (5) confirming that the Facility may lawfully and practicably be installed and operated on the Site in parallel with any continuing electric utility service, and determining the scope and cost of new facilities required by the utility to effect such parallel operation; (6) confirming the feasibility and cost of installation of a WindStor(sm) turbine, through geotechnical and/or architectural and engineering inspections satisfactory to Seller; (7) ascertaining to Seller's satisfaction that the transactions contemplated by this Agreement may be consummated by Seller and Purchaser without regulatory prohibition or undue regulatory burden; and (8) such due diligence inquiries with respect to the Purchaser, the Site, and such other matters as Seller may reasonably deem appropriate. Purchaser shall cooperate with and support Seller's studies and inquiries as may reasonably be requested by Seller, including providing Seller with a copy of Purchaser's operating records and electric utility service bills for the previous twenty-four (24) months, and providing access to Seller's representatives and records for inspections, utility interconnection access, placement and mounting of wind testing devices, geotechnical and architectural tests and such other information and access to people and data as may in Seller's judgment, facilitate Seller's studies and inquiries.

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(c) Upon completion of the studies and inquiries described in Section 2(b),
Seller shall submit to Purchaser a detailed configuration and pricing proposal in a form suitable to serve as Exhibits C, D, E and F to this Agreement. Such proposal shall also specify all materials or services to be provided by Purchaser, if any, together with the proposed cost responsibility therefor, in a form suitable to serve as Schedule 2(c) to this Agreement. Purchaser shall, within thirty (30) days after receipt of such configuration and pricing proposal, accept or reject such configuration and/or pricing proposal. If Purchaser fails either to accept or reject Seller's proposal within such thirty
(30) day period, Seller shall have the right to terminate this Agreement by providing written notice to Purchaser; provided that in the event that Purchaser enters into an agreement with or accepts service from an electric utility or another electric service provider providing for new or changed pricing or provision of electric services within eighteen (18) months following Seller's first submission of a proposal to Purchaser under this Section 2(c), Purchaser shall pay Seller the Site Preparation Fee within five (5) days after receipt of Seller's written demand therefor.

Upon Purchaser's acceptance of such proposal, the Parties shall execute an amendment to this Agreement incorporating such proposal as Exhibits C, D, E and F, and Schedule 2(c), as the case may be. Upon execution of such amendment Purchaser shall pay to Seller the Site Preparation Fee, such Site Preparation Fee to be refunded by Seller with interest at the Interest Rate, through offsets to Seller's charges for Electric Power sold to Purchaser during the first twelve
(12) calendar months following the commencement of such sales, or earlier in a lump sum payment in the event that this Agreement is terminated by Purchaser pursuant to Section 12 (b) hereof. In the event that Purchaser rejects such configuration and/or pricing proposal, Purchaser shall provide Seller a detailed written explanation of all of the reasons for such rejection. (d) If Purchaser rejects Seller's configuration and/or pricing proposal in accordance with
Section 2(c), Seller may, but need not, modify the proposal and submit such modified proposal to Purchaser for its acceptance or rejection. Purchaser shall accept or reject any such modified proposal within fourteen (14) days after receipt thereof, in accordance with and subject to all of the provisions of
Section 2(c) as if such proposal were the Seller's original proposal.

If a proposal submitted by Seller pursuant to this Agreement has not been accepted by Purchaser within sixty (60) days after the Seller's initial submission of a configuration and pricing proposal to Purchaser pursuant to
Section 2(c), Seller may at any time thereafter, until such time as Purchaser delivers notice of acceptance of a configuration and pricing proposal submitted by Seller, terminate this Agreement without additional charges or penalties to either party, by providing written notice thereof to Purchaser; provided that in the event that Purchaser enters into an agreement with or accepts service from an electric utility or another electric service provider providing for new or changed pricing or provision of electric services within eighteen (18) months following Seller's first submission of a proposal to Purchaser under Section 2(c) above, Purchaser shall pay Seller the Site Preparation Fee within five (5) days after receipt of Seller's written demand therefor.

(e) Purchaser's acceptance of the configuration of the Facility under this Agreement shall not be construed as confirming or endorsing the configuration of the Facility, or warranting the Facility's safety, durability or reliability. Purchaser shall not, by reason of such review or lack of review, be responsible for the strength, details of configuration, or adequacy of equipment that is part of the Facility.

(f) The governmental and electric utility authorizations and permits necessary or desirable for Seller to construct, install and operate the Facility, and to sell Electric Power to Purchaser, are set forth on Schedule 2(f). Upon execution of the amendment to this Agreement described in Section 2(c), Seller shall procure, at Seller's cost and expense, governmental authorizations and permits set forth in Schedule 2(f) that are necessary or desirable to the construction, installation and operation of the Facility, and Purchaser shall procure, at Purchaser's expense, all zoning and other land use permits necessary or desirable to install and operate the Facility, and electric utility and governmental authorizations and permits set forth in Schedule 2(f) that are necessary or desirable for Seller to operate the Facility in parallel with any continuing electric utility service and to sell Electric Power to Purchaser as provided in this Agreement. Each Party agrees to provide assistance to the other in connection with efforts to secure such governmental authorizations and permits as set forth in this Section 2(f).

(g) Upon satisfaction of the conditions set forth in Section 7 (a) of this Agreement, Seller shall construct, install, operate and maintain the Facility, and shall construct and install any Additional Facilities. Upon completion of construction and installation of the Additional Facilities, if any, Seller shall take any steps reasonably required by Purchaser to contribute and transfer ownership of such Additional Facilities to Purchaser, and Purchaser shall have sole responsibility for operating and maintaining the Additional Facilities.

(h) Each Party may, at its own cost and expense, install and maintain on its side of the Point of Delivery, such voltage control, regulation and safety devices and equipment that it determines are necessary or appropriate to protect its own equipment and operations. Each Party shall, at its own cost and expense, operate and maintain in good working order the equipment and facilities which it owns. During the term of this Agreement, Seller shall cause the Facility to be operated and maintained in accordance with good engineering and power industry practice. Purchaser shall not during the Term of this Agreement permit the Site or other property that it owns to be modified in any manner if such modifications would in the reasonable judgment of Seller adversely affect the operation and maintenance of the Facility or the potential of the Facility to produce and deliver Electric Power to Purchaser.

(i) As between Seller and Purchaser, Seller shall have all right, title and interest in and to the Facility and all drawings, diagrams, documents, permits and governmental authorizations associated with the design, construction, operation and maintenance of the Facility. As between Seller and Purchaser, following the transfer of ownership described in Section 2(g) above, Purchaser shall have all right, title and interest in and to the Additional Facilities and all drawings, diagrams, documents, permits and governmental authorizations associated with the design, construction, operation and maintenance of the Additional Facilities.

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(j) The Parties shall cooperate with regard to any disconnection of the Facility and shall provide reasonable advance notice to the other Party prior to any such disconnection. Notwithstanding the foregoing, Purchaser shall provide at least thirty (30) days written notice prior to disconnecting the Facility in connection with Purchaser's scheduled maintenance of its facilities. Purchaser shall only disconnect the Facility without notice to Seller for purposes of safety or emergency that in Purchaser's reasonable judgment require such disconnection, provided that Purchaser shall give notice to Seller of any such disconnection as soon as practicable thereafter. The duration of any disconnection by Purchaser hereunder shall be no longer than reasonably necessary to address the maintenance, safety or emergency that required such disconnection, and in no event shall not exceed seventy-two (72) hours in the aggregate during any period of sixty (60) consecutive days.

(k) If either Party has reason to believe that the Facility is not operating properly, it shall promptly notify the other Party of the circumstances thereof via telephone or facsimile.

3.  Purchase and Sale.

(a) Seller shall deliver and sell, and Purchaser shall accept and purchase, all of the Electric Power produced by the Facility and delivered by Seller to the Point of Delivery. The Electric Power sold to Purchaser hereunder shall have the characteristics and meet such standards as are set forth in Exhibit E. Except as expressly identified in Exhibit E, Seller is not selling, and Purchaser is not purchasing, any electric generation-related products, services or attributes, whether physical, contractual, tangible or intangible (including reactive power; emissions credits; renewable energy credits; green certificates, green tags or renewable generation attributes).

(b) Title and risk of loss of Electric Power sold under this Agreement shall pass from Seller to Purchaser at the Point of Delivery.

(c) Purchaser shall not sell any of the Electric Power purchased from Seller pursuant to this Agreement other than to tenants or employees of Purchaser that use and take delivery of such Electric Power at the Site; provided that any such sales shall be in compliance with law, and provided further that Purchaser shall provide Seller written notice of Purchaser's intent to sell to such third parties at least sixty (60) days prior to any such sale. Notwithstanding the foregoing, if in Seller's judgment such sale subjects or may subject Seller or its affiliates to regulation under any federal, state or provincial law, Seller may terminate this Agreement in a time and manner as may be necessary or convenient to avoid such regulation, without charge or penalty, by giving notice thereof to Purchaser.

(d) In the event that Seller's deliveries of Electric Power under this Agreement do not satisfy Purchaser's entire requirements for Electric Power, Purchaser may produce, procure or otherwise arrange for additional supplies of Electric Power, and as between Seller and Purchaser, Purchaser shall be responsible for any rates, charges, fees, expenses or assessments imposed or caused by utilities or any other parties with respect to such supplies of Electric Power from third parties. In the event that Purchaser's requirements for Electric Power or other electric services change in any manner after Purchaser's acceptance of the configuration and pricing proposal from Seller as provided in Section 2 hereof, Purchaser shall have sole cost and operational responsibility for any installation of or modifications to equipment on Purchaser's side of the Point of Delivery which may be required to produce, procure or arrange for such changes, and shall perform such installation or modifications in a manner that will not result in interference with or discontinuance of Seller's operation of
the Facility and delivery of Electric Power.   Seller shall have no liability to

Purchaser with respect to rates, charges, fees, expenses or assessments imposed or caused by, other suppliers of Electric Power or other electric services, and Purchaser shall indemnify Seller for any losses or costs imposed on Seller in any manner due to the imposition of such rates, charges, fees, expenses or assessments, as provided in Section 16; provided that in no event shall Seller be required to change or modify the Facility or any element thereof, or to permit any change or modification to the Facility by Purchaser or others, except subject to Seller's prior approval in its sole discretion. Subject to the foregoing, Seller shall reasonably cooperate with Purchaser in any of Purchaser's discussions or communications with such utilities or other suppliers, and in the performance of any installation or modification of equipment on Purchaser's side of the Point of Delivery.

(e) Except as provided in Exhibit E, Seller shall have no obligation under this Agreement to provide Purchaser an uninterrupted supply of Electric Power, or to provide any minimum or maximum amount of Electric Power, or to schedule deliveries of Electric Power to Purchaser, or to support the Purchaser's scheduling of deliveries of Electric Power to any third party.

4.  Rates and Charges.

(a) Purchaser shall pay Seller for Electric Power delivered to Purchaser pursuant to this Agreement in accordance with the rates and charges set forth in Exhibit F.

(b) Purchaser shall be obligated to pay all federal, state, and local taxes, of any nature whatsoever, imposed on or with respect to the configuration, installation and operation of the Facility, and the sale, delivery, and purchase of Electric Power under this Agreement. Notwithstanding the foregoing, Purchaser shall not be obligated to pay or reimburse Seller for any income taxes assessed on Seller, or for gross receipts taxes associated with Seller's sales hereunder, or for property taxes, real or personal, assessed against Seller by local authorities with respect to the Facility.

5.  Metering.

(a) Seller shall provide, at its expense, metering equipment to measure all sales to Purchaser hereunder. The metering equipment shall be located at the point(s) set forth on Exhibit D and shall meet or exceed the standards applicable to meters approved for use by electric utilities in the state or province where the Site is located. Purchaser may, at its own expense, install metering facilities on Purchaser's side of the Point of Delivery.

(b) Seller's metering equipment shall be sealed and the seals shall be broken only upon occasions when the meters are to be inspected, tested or adjusted by Seller. Seller shall own the metering equipment that is used to measure sales hereunder, and shall be the only Party authorized to cause seals to be broken on such meters. Representatives of Purchaser shall be offered a reasonable opportunity to be present upon any occasion when the seals for such meters are to be broken. All testing of metering equipment shall be conducted by Seller, its affiliate or agent. Seller may, from time to time, test the metering equipment for accuracy, at Seller's expense. At Purchaser's request, Seller will test the metering equipment, or Purchaser may request that the metering equipment be tested by a third party mutually agreed upon; however, in either event, if the metering equipment is found to be registering within two percent (2%) plus or minus of one hundred percent (100%), the cost of such test shall be paid for by Purchaser.

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(c) If any test of the metering facility establishes that the metering equipment is not accurate, (regardless of whether the inaccuracy is within plus or minus 2%), Seller shall repair, replace or adjust the metering equipment at Seller's expense and shall make an appropriate adjustment in Purchaser's billing, for the entire period of inaccuracy of the meter measured from the date that the inaccuracy began. If such date cannot be determined to the reasonable satisfaction of both Parties, the billing adjustment shall be made for the last one-half of the period between the date of the last prior successful meter test and the date of the current test disclosing the inaccuracy.

(d) If either Party believes that there has been a meter failure or interruption, it shall immediately notify the other Party. Should a meter be determined to have failed to operate at any time, the quantities of electric energy to be billed for such period of meter failure will be estimated by Seller based upon good engineering practices, which shall include any one or more of the following methods: previous usage history; 30-day average sales to Purchaser; average hourly sales when the meter was properly operating; or review of any records of Purchaser-installed meters, if available.

6.  Effectiveness Beyond Contract Term.

This Agreement shall be effective upon execution by both Parties and shall remain in effect, unless sooner terminated in accordance with its terms, until one Party gives notice to the other Party of its intention to terminate the Agreement, such notice to be given at least 365 days prior to the effective date of such termination; provided that the provisions of this Section shall not give either Party any right to terminate this Agreement prior to the end of the last day of the Contract Term.

7. Conditions Precedent. (a) The obligations of Seller under this Agreement to install and operate the Facility, to construct and install the Additional Facilities, if any, and to sell Electric Power to Purchaser shall be conditioned on the occurrence of all of the following conditions:

   (i)	The Lease shall have been executed by each Party and such Lease shall be in effect;

   (ii)	Purchaser shall have procured, in form and substance reasonably satisfactory to Seller, such property damage and liability insurance coverage as Seller may reasonably require;

  (iii)	The Parties shall have entered into an amendment to this Agreement incorporating agreed substitutions for Exhibits C, D, E and F, and Schedule 2(c) hereto, and Seller shall have received the full amount of the Site Preparation Fee, if any;

   (iv)	Purchaser and Seller, as the case may be,  shall have received all governmental authorizations, exceptions, exemptions and permits needed in Seller's sole judgment for Seller to construct, install and operate the Facility at the Site, and to construct and install the Additional Facilities, if any, in each case without condition, or with conditions in form and substance acceptable to Seller in Seller's sole discretion;

    (v)	Purchaser and Seller, as the case may be, shall have received all governmental authorizations, exceptions, exemptions and permits needed in Seller's sole judgment for Seller to sell Electric Power to Purchaser under this Agreement without economic, financial or other regulation, or with a degree of regulation that is acceptable to Seller in its sole discretion;

   (vi)	All materials and services to be provided by Purchaser, as set forth in
   Schedule 2(c) hereof if any, shall have been contracted for or provided to Seller's reasonable satisfaction;

 (vii)	Seller shall be satisfied with the results of such due diligence inquiries as it deems necessary or convenient to conduct with respect to the Purchaser, the Site and any other matters that Seller reasonably deems appropriate; and

(viii)	the representations and warranties of Purchaser set forth in this
Agreement shall be true and correct when made and as of the date that all other conditions precedent set forth in this Section 7 have been satisfied.

(b) The obligations of Purchaser to purchase Electric Power under this Agreement shall be conditioned on the satisfaction of all of the following conditions:

    (i)	The Lease shall have been executed by each Party and such Lease shall be in effect;

   (ii)	The Parties shall have entered into an amendment to this Agreement incorporating agreed substitutions for Exhibits C, D, E and F, and Schedule 2(c) hereto.

  (iii)	Seller shall have procured, in form and substance reasonably satisfactory to Purchaser, such property damage and liability insurance coverage as Purchaser may reasonably require;

   (iv)	the representations and warranties of Seller set forth in this Agreement shall be true and correct when made and as of the date that all other conditions precedent set forth in this Section 7 have been satisfied, and

   (v)	Seller has given notice to Purchaser that the Facility is capable of delivering Electric Power to the Point of Delivery and that the Additional Facilities have been constructed, installed, and delivered into Purchaser's care custody and control.

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8. Billing and Payment.

  (a) At all times after the satisfaction of the conditions set forth in Section 7(b), Purchaser shall provide Seller with the information and authorization necessary to withdraw funds to pay invoices under this Agreement from a Payment Account. On or before the fifth (5th) day of each calendar month, Seller shall provide Purchaser an invoice for Electric Power delivered to Purchaser during the previous calendar month and for any other charges due and payable to Seller under this Agreement.

  (b)	Purchaser shall pay each invoice within ten (10) days after receipt thereof. Such payment shall be made by Seller's authorized withdrawal from the Payment Account, or in such other manner as may be satisfactory to Seller in its sole judgment. In the event Purchaser disputes any element of an invoice, it shall provide Seller with a written statement explaining in reasonable detail the basis for such dispute. If Seller disagrees with Purchaser, the provisions of Section 18 shall apply. If Seller agrees with Purchaser, Seller will promptly submit to Purchaser an amended and corrected invoice together with a refund of any overpayment previously received, together with interest calculated at the Interest Rate.

  (c)	Except as provided in Section 5(c), notice of any dispute with respect to any invoice shall be made within sixty (60) days of Purchaser's receipt of such invoice. If Purchaser fails to dispute an invoice within such sixty (60) day period, it shall thereafter be precluded from disputing said invoice.

  (d)	If Purchaser shall fail to make any payment required by this Agreement when due, including disputed portions of invoices, or if Purchaser makes an overpayment requiring a refund by Seller, the amount unpaid or overpaid, as the case may be, shall bear interest at the Interest Rate from the date first due or the date such overpayment was received, as the case may be, until the obligation is discharged. If the due date of any payment falls on a Sunday or bank holiday, the next business day following the due date shall be the last day on which payment can be made without assessment of interest.

9. Assignment.

Neither Party shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Seller may assign this Agreement without Purchaser's consent, to affiliates of Seller, and to any lender providing financing to Seller or its affiliates, and to a buyer of 100% of the Facility; provided that Seller shall give notice to Purchaser of any such assignment as soon as practicable thereafter. If Seller assigns this Agreement or its rights hereunder to a lender, Purchaser shall execute any consents reasonably required by such lender to effect an assignment of the Agreement as collateral. Any assignment or transfer made in violation of this
Section 9 shall be deemed void.

10. Change in Law.

If any applicable state or federal law, order, regulation, rule or utility tariff or rate schedule concerning the governance or sale of electric energy is amended, modified, nullified, suspended, repealed, found unconstitutional or unlawful, or changed or affected in any respect by any state or federal law, order, regulation or rule of any governmental authority after the date of this Agreement (a "Change in Law"), and such Change in Law (i) has, or would be reasonably likely to have, a material adverse effect upon either Party's ability to perform its obligations under this Agreement; (ii) has altered, or would be reasonably likely to alter, either Party's ability to perform (which shall be deemed to exclude an adverse effect on the cost of such Party's performance) its obligations under this Agreement as a whole, (iii) imposes or is likely to impose a material regulatory burden on either Party or its affiliates; or (iv) renders, or would be reasonably likely to render, the performance of either Party's obligations under this Agreement illegal or unenforceable; then the Party affected by the Change in Law shall promptly notify the other Party thereof in writing, and the Parties shall negotiate in good faith an amendment to this Agreement that satisfactorily mitigates the effect of the Change in Law; provided that any such amendment shall preserve the legal and economic benefits of this Agreement to each Party; and provided further that in the event of a Change in Law which would result in regulation of Seller or its affiliates, Seller shall have the rights to immediately cease sales to Purchaser hereunder, to remove the Facility from the Site, and to terminate the Agreement without charge or penalty, in each case if and as necessary or convenient to avoid such regulation.

11. Confidentiality.

(a) Unless expressly approved by a Party, or, unless required by law, the other Party shall not: (i) disclose to other persons any of the terms and conditions of this Agreement; (ii) use, or permit others to use, such Party's or its affiliates' name, brand or logo in any documentation, advertising or marketing materials or other public displays. If a Party is required by law, or is in any manner requested or required to disclose all or any part of such confidential information to the public or to any court, tribunal or government authority, the Recipient shall forthwith give to the other Party notice in writing of such request or requirement and all relevant particulars thereof. The disclosing Party will also provide such reasonable assistance as may be requested by the other Party to assist in obtaining an order or waiver preventing such disclosure from having to be made. If such disclosure is obliged, then it shall not be deemed to be a breach of the Recipient's obligations hereunder.

(b) It may be necessary for each Party to provide the other Party information necessary to permit performance of their respective obligations hereunder. The Parties agrees that all information including cost estimates, financial and other information provided by the other Party, which is clearly marked as confidential, will be held in strict confidence, and upon the expiration or earlier termination of this Agreement, the Parties and their respective officers, employees, agents, advisors and representatives, will continue to hold such information in confidence and will promptly return such confidential documents provided by the other Party. The Parties' obligations to treat such information as confidential shall terminate at the expiration of two (2) years from the termination of this Agreement. Nothing in this Agreement shall limit either Party's use or disclosure of information which:

   (i)	is  generally known or available on an unrestricted basis to the public or becomes so known or available on an unrestricted basis through no fault of the receiving Party, or

  (ii)	is in the receiving Party's possession without restriction as to its use or disclosure prior to its receipt from the disclosing Party, or

 (iii)	is acquired by the receiving Party on an unrestricted basis from any third party, provided that the disclosing Party does not know or have reason to know, or is not informed subsequent to disclosure by such third party and prior to disclosure by the disclosing Party, that such information was acquired under an obligation of confidentiality, or

  (iv)	information that was developed by or for the receiving Party independently of and without reference to the information of the disclosing Party, or

   (v)	is required to be disclosed by law or by any governmental authority with appropriate jurisdiction in the circumstances; provided that the Party immediately affected by such a requirement will use reasonable commercial efforts to challenge such requirement or to secure a protective order limiting further or greater disclosure in the circumstances

(c) The Parties agree that in the event a Party breaches its obligations under this Section 11, the non-breaching Party shall be entitled to a restraining order, injunction and/or other equitable relief, and the breaching Party hereby waives any defense thereto as to the availability of money damages.

12. Events of Default and Termination.

(a) The occurrence of any of the following events shall constitute an "Event of Default" hereunder:

   (i)	a Party's failure to make any payment required by this Agreement within five (5) business days after receipt of written notice from the other Party that a payment which is due has not been received;

  (ii)	a Party's failure to observe and perform any other material obligation under this Agreement and continuance of such failure for a period of five (5) days after receipt of written notice specifying the nature of such default and demanding that it be remedied, or if by reason of the nature of such default the same cannot be remedied within such five (5) day period, failure of the defaulting Party to proceed promptly to institute corrective action to cure the same and thereafter prosecute the curing of such default with diligence;

 (iii)	termination of the Lease;

  (iv)	a Party's filing, or consent by answer or otherwise to the filing against a Party of, a petition for relief, reorganization, or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction;

   (v)	a Party's general assignment for the benefit of creditors or consent to the appointment of a custodian, receiver, trustee or other officer with similar powers of itself or of any substantial part of its properties;

  (vi)	a Party is adjudicated insolvent or is liquidated;

 (vii)	a court or other governmental authority of competent jurisdiction shall enter an order appointing a custodian, receiver or trustee, or an officer with similar powers, with respect to a Party or any substantial part of any of its properties; or an order for relief shall be entered in any case or proceeding for liquidation or reorganization, or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, relative to that Party or ordering the dissolution, winding-up or liquidation of the Party; or a petition for such relief is filed against a Party and not dismissed or stayed within sixty (60) calendar days;

(viii)	All of the conditions set forth in Section 7(a) hereof have not been met within one year following the Purchaser's notice of acceptance of Sellers configuration and pricing proposal as described in Section 2 hereof; or

  (ix)	a Party's representation made hereunder is not correct and true when made, and such failure has a material adverse effect on the other Party.

(b) Upon the occurrence of an Event of Default the non-defaulting Party shall have the right to terminate this Agreement upon written notice of such termination to the defaulting Party, and shall, irrespective of its exercise of such election to terminate, have any other remedies that may be available to it at law or in equity, subject only to the provisions of Section 13 hereof.

13. Limitations of Liability, No Third Party Beneficiaries.

(a) Except where caused by the other Party's negligence or willful misconduct, each Party shall be responsible for all physical damage to or destruction of the property, equipment and/or facilities owned by it, and shall not seek recovery or reimbursement from the other Party for such damage.

(b) To the fullest extent permitted by Law and notwithstanding other provisions of this Agreement, in no event shall a Party be liable to the other Party, whether in contract, warranty, tort, negligence, strict liability, or otherwise, for special, indirect, incidental, multiple, consequential (including lost profits or revenues, business interruption damages and lost business opportunities), exemplary or punitive damages related to, arising out of , or resulting from performance or nonperformance of this Agreement. This limitation on damages shall not apply with respect to claims brought by third parties for which a Party is entitled to indemnification under this agreement.

(c) The provisions of this Section 13 (Limitations of Liability, No Third Party Beneficiaries) shall survive any termination, cancellation, expiration or suspension of this Agreement.

(d) There are no third party beneficiaries to this Agreement.

14. Force Majeure

(a) Except in the case of an Event of Default arising under Section 12(a)(vii) hereof, neither Party shall be deemed to be in breach of this Agreement and no Event of Default shall be deemed to occur under this Agreement solely to the extent that such Party's delay or failure in the performance of its obligations hereunder (other than the obligation to pay money) is due to an event of Force Majeure; provided that not withstanding any other provision of this Agreement, the excuse of performance provided by this Section 14 (a) shall in no event extend longer than ninety (90) days following the initial failure of performance hereunder.

(b) The Party claiming an event of Force Majeure shall (i) give the other Party reasonably prompt written notice describing the particulars of the occurrence;
(ii) suspend performance for no greater scope and no longer duration than is required by the event of Force Majeure; (iii) use its reasonable commercial efforts to remedy its inability to perform; and (iv) when able to resume performance of its obligations under this Agreement, give the other Party written notice to that effect.

15. Forward Contract [U.S. Contracts:] Without limiting the applicability of any other provision of the U.S. Bankruptcy Code as amended (the "Bankruptcy Code"), the Parties acknowledge and agree that (i) this Agreement constitutes a "forward contract" as defined in Section 101 (25) of the Bankruptcy Code; (ii) Purchaser and Seller are forward contract merchants; (iii) that the rights of the Parties under the termination provisions of this Agreement will constitute contractual rights to liquidate transactions hereunder; (iv) that any payment related thereto will constitute a "settlement payment" as defined in Section 101
(51A) of the Bankruptcy Code; and (v) that the Parties are entitled to the rights under, and protections afforded by, Sections 362, 546, 556, and 560 of the Bankruptcy Code.

[Canadian Contracts:] Without limiting the applicability of any other provision of the Companies Creditors Arrangement Act as amended (the "CCAA"), and the Bankruptcy and Insolvency Act, as amended (the "BIA"), the Parties acknowledge and agree that (i) this Agreement constitutes an "eligible financial contract" as defined in Section 11.1(1) of the CCAA and section 65.1(7) of the BIA; (ii) Purchaser and Seller are eligible financial contract merchants; (iii) that the rights of the Parties under the termination provisions of this Agreement will constitute contractual rights to liquidate transactions hereunder; and (iv) that the Parties are entitled to the rights under, and protections afforded by,
Section 11.1 of the CCAA and section 65.1 of the BIA. 16.	Indemnification.

Each Party agrees to release, indemnify, defend, and hold harmless the other Party from any liabilities, lawsuits, penalties, claims, or demands (including the costs, expenses and reasonable attorneys' fees on account thereof) that may be made by any third party for injury, including death to persons or damage to property, or money damages, or other costs or expense resulting from the indemnifying Party's acts or omissions, whether or not such acts or omissions are in furtherance of the indemnifying Party's performance under this Agreement, and including any rates, charges, fees, expenses or assessments imposed on or caused to be incurred by Seller, by other suppliers of electricity to the Site, as described in Section 3(d). An indemnified Party shall notify the indemnifying Party promptly of any written claims or demands against the indemnified Party for which the indemnifying Party is responsible hereunder.
The foregoing indemnity shall be in addition to and not in lieu of any other indemnity obligations provided by law. The indemnity provided in this Section 16 also shall apply to the successors and permitted assigns of the indemnified Party.

17. Representations and Warranties.

(a) Each Party represents and warrants that it is, and during the term of this Agreement shall remain, validly existing and in good standing under the laws of its state of organization.

(b) Each Party represents that it has the power and authority to execute and deliver this Agreement and perform its obligations hereunder. Each Party represents and warrants its performance hereunder shall not violate any provision of any applicable law, and that this Agreement has been duly and validly executed and delivered and constitutes the valid, legal and binding obligation of the Party enforceable in accordance with its terms, except as enforceability may be limited by equitable principles or by bankruptcy, fraudulent conveyance or insolvency laws affecting the enforcement of creditor's rights generally.

(c) Each Party represents and warrants that it is not, and during the term of this Agreement shall not be, in violation of any applicable law or any judgment entered by any federal, state or local governmental authority, which violations or judgments, individually or in the aggregate, would have a material adverse effect on that Party's ability to perform its obligations under this Agreement.

(d) Each Party represents and warrants that it is solvent and there are no bankruptcy, insolvency, reorganization, receivership or other arrangement proceedings pending or being contemplated by it or, to its knowledge, threatened against it.

(e) Each Party represents and warrants that there are no actions, suits, governmental investigations or inquiries, or proceedings pending, or to each Party's knowledge threatened, against it or any of its businesses that, if determined adversely to it, would have a material adverse effect on its ability to perform its obligations under this Agreement.

(f) Purchaser hereby represents and warrants that the execution, delivery and performance of this Agreement does not and will not during the term of this Agreement, violate, breach or conflict with any other agreement or obligations of Purchaser, including Purchaser's agreements and obligations with creditors, mortgagees, other electric utilities, or energy suppliers.

(g) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, AND EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

18. Dispute Resolution.

In the event a dispute arises between Seller and Purchaser regarding the application or interpretation of any provision of the Agreement, the Parties shall endeavor to resolve the dispute informally before resorting to judicial or extrajudicial means. Promptly after one Party notifies the other Party of the existence and nature of the dispute, the Parties shall use reasonable efforts to resolve the dispute through discussion and negotiation. If the Parties shall not have resolved the dispute within ten (10) days after delivery of such notice, each Party shall within fifteen (15) days after delivery of the notice, provide its most senior executive officer to meet with the most senior executive officer of the other Party at the Site to resolve the dispute. If the Parties shall not have resolved the dispute to their mutual satisfaction within thirty
(30) days after delivery of the notice described above, either Party shall have the right to pursue any and all remedies available at law or in equity. Pending final resolution of any dispute, whether informal, judicial or otherwise, Seller and Purchaser shall continue to fulfill their respective undisputed obligations hereunder.

19.	Notices.

All notices, invoices or other communications given, delivered or made under this Agreement shall be in writing and will be delivered personally, by first class mail, by nationally-recognized overnight courier, by facsimile or by e-mail, to the address for notices identified below. If such communication is delivered by facsimile or by e-mail, such notice shall be deemed delivered when the receiving Party confirms receipt of that communication in writing by return facsimile or e-mail. Notwithstanding the foregoing, all notices regarding disputes, amendments, waivers, consents or assignments shall be delivered personally, by first class mail or by nationally recognized overnight courier. A Party may change the address shown below upon ten (10) days prior written notice given in accordance with this paragraph.

To Seller:	WindStor Power Co. 37899 Twelve Mile Road Suite 300 Farmington
		Hills, Michigan  48331 Attention:  Doris F. Galvin, President
		Telephone No.:  (248) 489-1961 Facsimile No.:  (248) 489-4163
		Email:  dgalvin@windstor.com

To Purchaser: 	Ishpeming Housing Commission 111 Bluff Street Ishpeming,
		Michigan 49849 Attention: Evelyn Valente-Heikkila Telephone No.:
		(906) 485-4100 Facsimile No.:  (906) 485-1844 20.
		Miscellaneous

(a) Amendments. Changes in, or additions to this Agreement may only be by a writing executed by each of the Parties.

(b) Waivers. Any failure of any Party to enforce any of the provisions of this Agreement or to require compliance with any of its terms at any time during the pendency of this Agreement shall in no way affect the validity of this Agreement, or any part hereof, and shall not be deemed a waiver of the right of such Party thereafter to enforce any and each such provision. No waiver of any provision of this Agreement shall be effective unless in writing signed by the waiving Party.

(c) Governing Law. This Agreement shall be deemed a contract made under the laws of the State of New York and, together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of the State of New York, without reference to its principles of conflicts of laws.

(d) Choice of Forum. Each Party irrevocably and unconditionally: (i) agrees that any suit, action, or other legal proceeding arising out of the Agreement shall be brought in the federal or state courts located in New York County, New York; (ii) consents to the jurisdiction of any such court or arbitration panel in any such suit, action or proceeding; and (iii) waives any objection which such Party may have to the laying of venue of any such suit, action, or proceeding.

(e) Waiver of Jury Trial. The Parties hereby knowingly, voluntarily, and intentionally waive any rights they may have to a jury trial in respect of any litigation based hereon or arising out of, under, or in connection with this Agreement, or any course of conduct, course of dealing, statements (whether oral or written), or actions of the Parties with respect hereto.

(f) Entire Agreement. This Agreement consists of this Power Sales Agreement and the following attached Schedules and Exhibits:

Schedule  2(c)	Purchaser Provided Materials and Services

Schedule  2(f) 	Governmental Authorizations and Permits

Exhibit A	Site Description

Exhibit B	Form of Lease

Exhibit C	Facility Description

Exhibit D	Point of Delivery and Metering Facilities

Exhibit E	Specification of Electric Power to be Sold to Purchaser

Exhibit F	Rates and Charges

All Schedules and Exhibits referenced in this Agreement shall be incorporated into this Agreement by reference and shall be deemed to be an integral part of this Agreement. In the event of a conflict or inconsistency between the Schedules or Exhibits, and this Agreement, the provisions of this Agreement shall prevail.

(g) Merger. This Agreement constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements between the Parties with respect to the subject matter hereof.

(h) Severability. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision.

(i) Survival of Provisions. Any obligation of the Parties relating to monies owed, as well as those provisions relating to limitations on liability, indemnity and actions, shall survive termination or expiration of this Agreement.

(j) Interpretation.  In this Agreement:

   (i) The captions and Section headings used herein are for convenience and reference only and shall not have any effect on the construction of this Agreement;

   (ii)	All pronouns as used in this Agreement shall be deemed to refer to the singular, plural, masculine, feminine and neuter genders as the context requires or permits;

  (iii)	The terms "hereof," "herein," "hereto," "hereunder" and words of similar or like import refer to this entire Agreement and not any particular Section, Schedule, Exhibit or other subdivision of this Agreement;

   (iv)	References to a particular "Section," "Schedule" or "Exhibit" are references to that Article or Section of, or Schedule or Exhibit to, this Agreement;

    (v)	The words "include," "includes" and "including" shall be deemed to be followed by "without limitation" or "but not limited to."

(k) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which together shall constitute but one and the same agreement. This Agreement may be delivered by facsimile transmission.

(l) Joint Preparation. This Agreement has been prepared and negotiated by all Parties hereto with the assistance and input of their respective attorneys, and therefore no ambiguity herein shall be construed for or against any party based upon the identity of the author of this Agreement or any portion hereof.

(m) The parties agree to execute the Agreement with the understanding that site specific changes and/or modification may be necessary regarding the terms and provisions of the Agreement as it pertains to the Ishpeming Housing Commission. Any necessary changes will be in the form of an Addendum and incorporated into and made an integral part of this Agreement. Items to be addressed as an Addendum include, but are not limited to, waiving of fees for zoning and land use permits; electric utility and governmental authorizations and permits; and, rights of purchaser to terminate the Agreement.

Purchaser Signature: /s/ Evelyn Valente-Heikkila  	Seller Signature: /s/ Gary Westerholm
                     ---------------------------                         --------------------
Name (Please print): Evelyn Valente-Heikkila            Name (Please print):  Gary Westerholm
Position:  Executive Director	                        Position: President- McKenzie Bay
                                                                 for WindStor Power Co.
Date:  August 18, 2005	                                Date:  August 18, 2005



                                 Schedule 2(c)

                   Purchaser Provided Materials and Services
                        And Cost Responsibility Therefor


----------------------------------------------------------------------------



                                 Schedule 2(f)

                    Governmental Permits and Authorizations

Authorizations or Permits to Construct, Install or Operate the Facility (Seller's Responsibility)

Zoning and Land Use Authorizations (Purchaser's Responsibility)

Authorizations or Permits Necessary or Desirable for Seller's Sale of Energy (Purchaser's Responsibility)

----------------------------------------------------------------------------

                                   Exhibit A
                                Site Description




----------------------------------------------------------------------------

                                   Exhibit B
                                 Form of Lease

                                     LEASE

This Lease (the "Lease") is made as  of this _____ day of _____________, 200_,
between 				, a __________, with its principal
office at ____________________ ("Lessor"), and WindStor Power Co., a Michigan corporation with offices at 37899 Twelve Mile Road, Suite 300, Farmington Hills, Michigan 48331 ("Lessee," collectively Lessor and Lessee are referred to herein as the "Parties" and individually as a "Party").

                                    RECITALS

A. WHEREAS Lessor is the [owner/lessee] of the building commonly known as , located at ____________________ , and more particularly described in Exhibit A (the "Site");

B. WHEREAS Lessee or its affiliates develop, own and operate WindStor(sm), an onsite wind energy generation, storage and distribution system that is able to provide economically competitive renewable or "green" electricity using WindStor(sm) vertical axis wind turbines and battery storage, all automatically controlled by a proprietary WindStor(sm) system integration device;

C. WHEREAS the Parties have entered into a certain Power Purchase Agreement dated ______ (the "PPA") pursuant to which Lessee shall sell, and Lessor shall purchase, Electric Power (as defined in the PPA).

D. WHEREAS, Lessee desires to install and operate the Facility (as defined in the PPA) at the Site and on premises to be provided by Lessor; and

E. WHEREAS Lessor wishes to lease to Lessee, and Lessee desires to lease from Lessor, a specified portion of the Site, as more particularly described in Exhibit B attached hereto (the "Leased Space") for the construction, installation, maintenance, operation, replacement and removal of the equipment and infrastructure required for the Facility.

NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration herein contained, Lessor and Lessee agree as follows:

1. Definitions and Interpretation.

    1.1	Definitions. The following terms when used in this Lease with initial letters capitalized shall have the meanings set forth below. All other capitalized terms used but not defined herein shall have the meanings set forth in the PPA.

      "Applicable Laws" means all laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, Permits, licenses, authorizations, directives and requirements of all Governmental Authorities with jurisdiction, including, without limitation, all Environmental Laws.

      "Commencement Date" shall have the meaning set forth in Section 4.1 hereof.

      "Easement Area" shall have the meaning set forth in Section 2.1(ii) hereof.

      "Environmental Laws" means all applicable federal, state, provincial and local laws, statutes, rules, regulations, ordinances, orders, decrees and formal and written interpretations or rulings having the force of law, existing now or in the future, including any issuances by Governmental Authorities, relating to the environment, health and safety matters or conditions, pollution or protection of the environment, including laws relating to (i) any Hazardous Substance that is or is deemed to be, alone or in any combination, hazardous waste, toxic, a pollutant, a deleterious substance, contaminant or a source of pollution or contamination, (ii) on-site or off-site contamination, (iii) chemical substances or products,
       (iv) releases of pollutants, contaminants, chemicals or other industrial, toxic or radioactive substances or other Hazardous Substances into the environment, and (v) the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances.

      "Event of Default" shall have the meaning set forth in Section 7 hereof.

      "Governmental Authority" means any federal, state, provincial or local government, and any political subdivision thereof, and any other governmental, quasi governmental, administrative, judicial, public or statutory body, ministry, department, instrumentality, authority, agency, board, bureau, corporation or commission, but such term shall not include Lessor.

      "Hazardous Substance" means any substance that is toxic, ignitable, reactive or corrosive and that is regulated by any Governmental Authority; provided that "Hazardous Substance" includes any and all material or substances that are currently defined or may at any time be defined during the term of the Lease as "hazardous waste," "extremely hazardous waste," or a "hazardous substance" pursuant to Applicable Laws; provided further that "Hazardous Substance" includes asbestos, polychlorobiphenyls ("PCB's"), petroleum and distillates thereof; and provided further that the term "Hazardous Substance" shall not include the Facility, the components thereof, or any spare parts or lubricants that Lessee stores at the site or Leased Space with the Lessor's consent.

      "Indemnified Party" and "Indemnifying Party" shall have the meanings set forth in Section 8.3 hereof.

     "Leased Space" has the meaning defined in Recital E.

     "Lessee Indemnified Parties" shall have the meaning set forth in Section
      8.2(a).

     "Lessor Indemnified Parties" shall have the meaning set forth in Section
      8.2(b).

     "Permits" means all necessary permits, licenses, approvals, authorizations, consents, registrations, easements, rights of way, leases, releases or exemptions required by any Governmental Authority in connection with the construction, installation, ownership, operation or maintenance of the Facility.

     "Permitted Encumbrances" means (i) liens, easements or other encumbrances, on, or above the Site which are either in existence on the Commencement Date (provided, such items are of record in the appropriate land records office or notice thereof is otherwise provided to Lessee in writing) or are subsequently created, subject to Lessee's written approval, which shall not be unreasonably withheld, (ii) future mortgages granted by Lessee on the Facility as well as future mortgages granted by any permitted assignee of the Facility hereunder, (iii) liens which may arise during construction of the Facility but only to the extent such liens are being contested under the provisions of Section 2.5 hereof, and (iv) such other matters as may be approved by the Lessor and Lessee in writing.

     "PPA" shall have the meaning set forth in Recital C.

     "Rent" shall have the meaning as set forth in Section 5.1 hereof.

     "Site" has the meaning set forth in Recital A.

     "Term" shall have the meaning set forth in Section 4.1 hereof.

"Termination Date" shall have the meaning as set forth in Section 7.5(b) hereof.

1.2	Interpretation. (i) the captions and headings in this Lease are for the convenience of reference only and do not affect the scope, intent or interpretation of any provision; (ii) all pronouns as used in this Lease shall be deemed to refer to the singular, plural, masculine, feminine and neuter genders as the context requires or permits; (iii) the terms "hereof", "herein", "hereto", "hereunder" and words of similar or like import refer to this entire Lease and not any particular Section, Schedule, Exhibit or other subdivision of this Lease; (iv) references to a particular "Section", "Schedule" or "Exhibit" are references to that Article or Section of, or Schedule or Exhibit to, this Lease; and (v) the words "include", "includes" and "including" shall be deemed to be followed by "without limitation" or "but not limited to."

2.	Grant of Lease and Easements.

    2.1	During the Term, Lessor shall and does hereby:

     (a) lease the Leased Space unto Lessee, its successors and permitted assigns, subject to the terms and conditions of this Lease;

     (b) grant unto Lessee, all necessary access easements and such additional easements as may become necessary at locations approved by Lessor, such approval to not be unreasonably withheld, conditioned or delayed, for the construction, installation, maintenance, operation and removal of the Facility and the Additional Facilities (the "Easement Areas").

     (c) agree that Lessee's authorized representatives shall have access to the Leased Space twenty four (24) hours per day for each day during the Term for the purposes of constructing, installing, maintaining, operating, and repairing or removing the Facility, and Lessor further agrees to give Lessee ingress to and egress from the Site during such times, including use of service elevators, if available. Only officers, authorized engineers, employees or properly authorized contractors, subcontractors, and agents of Lessee, and other persons under their direct supervision and control, shall be permitted to enter the Site, and only upon conditions set forth herein, and such persons shall exercise reasonable care to minimize interference with Lessor's and other tenant's operations at the Site. Notwithstanding the foregoing, except in the event of an emergency, Lessee agrees to provide Lessor with reasonable oral notification of its intent to enter the Site and the Leased Space, and upon such entry shall comply with Lessor's health, safety and security requirements that have been provided to Lessee.

    2.2 Lessor's Rights to Reenter. Lessor and its representative shall have the right to enter the Leased Space for any of the following purposes: (i) to maintain the Site; (ii) to make inspections (including inspections pursuant to Section 3.5 hereof), repairs, alterations, improvements or additions to the Site; and (iii) to perform any acts related to the safety, protection, preservation, or improvement of the Site. In the event Lessor enters the Leased Space, Lessor shall comply with Lessee's (or Lessee's contractor's or operator's) health, safety and security requirements and shall exercise reasonable care to minimize interference with any activities of Lessee or Lessee's contractors or operators.

    2.3 Expiration of Lessee's Rights. Unless expressly provided otherwise, the rights granted to Lessee hereunder shall expire and be of no further effect upon the expiration of the Term, provided, however, Lessor hereby agrees that Lessee's rights to access to the Site, the Leased Space and the Easement Areas as set forth in Section 2.1 hereof shall survive termination of this Lease until the Facility and any other equipment belonging to Lessee have been removed therefrom.

    2.4 Quiet Enjoyment and Title Matters. Subject to the Permitted Encumbrances, Lessor covenants and agrees that Lessee's use of the Leased Space shall be exclusive to Lessee on and after the Commencement Date and throughout the Term, subject only to Lessor's access rights as set forth herein or in the PPA; provided, however, that in its exercise of such rights, Lessor shall not unreasonably interfere with Lessee's permitted use of the Leased Space and/or Easement Areas. Lessee's rights to use the Easement Areas shall be non-exclusive, but Lessor shall not, and shall not permit other tenants, or employees or agents thereof, to unreasonably burden or interfere with Lessee's use thereof. The Parties agree to use best efforts to resolve any issues or disputes regarding the location, scope and use of the easements and reserved rights, including, if necessary, the grant by Lessor of additional or replacement easements in replacement or relocation of all or any portions of the Easement Areas that are burdened by any matters affecting the Easement Areas, including Permitted Encumbrances, which grants Lessor shall make for no additional consideration hereunder. Lessor also covenants and agrees to defend Lessee and its permitted assigns in the peaceable, quiet and undisputed enjoyment of the Leased Space and Easement Areas against the claims of all third parties claiming any interest therein. The Parties acknowledge that upon the completion of construction of the Site by Lessor, the Parties shall execute such amendments or supplements to the Lease as may be necessary to give effect to this provision, all without further consideration.

    2.5 Liens and Encumbrances. Lessee shall be responsible for the satisfaction or payment of any liens on the Site or Leased Space that are imposed by any provider of work, labor, material or services to the Lessee. Lessee shall also indemnify, hold harmless and defend Lessor against any such liens, including the reasonable fees of Lessor's attorneys. Such liens shall be discharged by Lessee within thirty (30) days after notice of filing thereof by bonding, payment or otherwise, provided that Lessee may contest, in good faith and by appropriate proceedings any such liens. The provisions of this Paragraph 2.5 shall survive termination of this Lease.

3. Constructions and Operation of the Facility.

    3.1 Use. Lessee shall use the Leased Space for the purposes of constructing, installing, operating, maintaining and removing the Facility and all other related equipment and facilities that are used in conjunction with the Facility.

    3.2 Maintenance and Repair. Lessee agrees that installation and construction of the Facility shall be performed in a neat, responsible, and workmanlike manner, using generally accepted construction standards, consistent with reasonable requirements as may be imposed by Lessor. Lessee shall, at its sole cost and expense, repair or refinish any surface or any other portion of the Site and Leased Space that is damaged by or during the installation of the Facility and caused by Lessee or any of its agents, representatives, employees, contractors, subcontractors, or invitees. Without limitation of any other remedy available hereunder or at law or in equity, if Lessee fails to repair or refinish any such damage, Lessor may, in its sole discretion, but shall not be required to, repair or refinish such damage and Lessee shall reimburse Lessor of the actual and verifiable costs and expenses incurred in such repair or refinishing; provided that prior to Lessor's repair or refinishing such damage, Lessor shall provide thirty (30) days notice to Lessee giving Lessee the opportunity to repair or refinish the damage within such thirty-day period.

    3.3 Legal Compliance.

      (a) In constructing, installing, equipping, operating and maintaining the Facility, Lessee shall use reasonable care and diligence and shall perform all work in a proper and workmanlike manner and in accordance with Applicable Laws. Lessee covenants that it shall maintain files of all documents and information relating to its compliance with Permits associated with the Leased Space and/or the Facility (and Lessee's operations thereon) and upon Lessor's written request, shall provide Lessor with copies of all such documents filed with or otherwise provided to, or received from, any Governmental Authority. Lessee shall take all reasonable remedial actions necessary to avoid liability of the Parties or the imposition of liens on the Leased Space that may arise under applicable Environmental Laws as a result of Lessee's use of the Leased Space or as a result of any actions by Lessee's contractors, invitees or vendors. Lessee shall not install any Hazardous Substance into the Site or the Leased Space. In the event that any Hazardous Substance is installed on or brought into the Site by or on behalf of Lessee, then Lessee shall cause the removal of same within twenty-four (24) hours of Lessor's demand therefore, or Lessee's discovery thereof, whichever shall first occur. This provision shall not apply to construction equipment and materials, which equipment and materials shall be removed by Lessee immediately upon completion of construction. In the event that Lessee shall discover, uncover, disturb or otherwise reveal any existing Hazardous Substance within the Leased Space or the Site, Lessee shall immediately stop any work in progress and report such findings to Lessor within twenty-four
      (24) hours. Lessee shall not conduct any further work in the reported area without Lessor's written approval.

      (b) Lessee shall have two options upon discovery of a Hazardous Substance and cessation of work as described above: (i) immediately terminate this Lease; or (ii) reschedule its installation work to a period after Lessor has completed corrective action in regard to such Hazardous Substance; provided, however, that Lessee may terminate this Lease upon written notice to Lessor if such corrective action has not been commenced and diligently pursued within thirty (30) days after Lessor's receipt of notice of Lessee's discovery of the Hazardous Substance. In the event Lessee discovers a Hazardous Substance on the Site, Lessor shall indemnify and hold Lessee harmless in accordance with Section 8.2(d).

      (c) On or before the Commencement Date, Lessor shall have disclosed to Lessee all information as is in its possession that shows areas of contamination or the presence of a Hazardous Substance at the Site, with such information to include any and all reports, test results, public records and other sources of information known or available to Lessor. If such information becomes available or known after the date hereof, Lessor shall promptly provide such information to Lessee upon its receipt thereof. Anything herein to the contrary notwithstanding, as between Lessor and Lessee, title to, ownership of, legal responsibility and liability for any and all Hazardous Substances preexisting within the Site and undisturbed by Lessee, or brought on or into the Site, or on, in or under the land upon which the Site is located, by Lessor or any other person, shall at all times remain with Lessor.

3.4 Condition of the Site. Lessor understands and agrees that the structural integrity and the load bearing capability of the Leased Space is of critical importance to the construction, installation and operation of the Facility and Lessor agrees that on or before the Commencement Date, it shall have provided Lessee with all specifications and plans for the Leased Space and, to the extent reasonably requested by Lessee, the Site, which are in Lessor's possession. After the Commencement Date, Lessor agrees that it shall promptly notify Lessee of any proposed changes or revisions to the Site or Leased Space, and Lessor agrees not to make such changes or revisions to the extent they would adversely affect the structural integrity or the load bearing capability of the Leased Space. Lessor shall maintain the Site and the Leased Space in good repair, ordinary wear and tear excepted, and in compliance with Applicable Laws. Lessor further covenants that it shall not permit any use or construction by a third party that would interfere with, or adversely affect the wind flow to the Facility, or would adversely affect the operation, maintenance or performance of the Facility.

3.5 Lessor's Inspection. Subject to Section 2.2 hereof, Lessor may enter the Leased Space for the purpose of inspecting all installed wiring and capital improvements and Lessee agrees to provide detailed as-built diagrams, as the Lessor may reasonably require, of the initial wiring installation and any changes thereto made during the Term.

4. Term.

    4.1	Term.  The term of this Lease (the "Term") shall commence on the date first written above (the "Commencement Date") and, subject to extension or earlier termination in accordance with the provisions hereof, shall terminate upon the later of (i) the twentieth (20th) anniversary of the Commencement Date, and (ii) the termination of the PPA.

5. Rent.

     5.1 Rent. Lessee shall pay to Lessor a rent (the "Rent") of ONE HUNDRED DOLLARS ($100.00) for the entire Term, which amount shall be paid in advance by Lessee to Lessor on the Commencement Date.

6. Representations and Warranties.

   6.1	Mutual Representations.

    (a)	Each Party represents and warrants that it is, and during the term of
	this Lease shall remain, validly existing and in good standing under the laws of its state of organization.

    (b)	Each Party represents that it has the power and authority to execute and
	deliver this Lease and perform its obligations hereunder. Each Party represents and warrants that its performance hereunder shall not violate any provision of any Applicable Law, and that this Lease has been duly and validly executed and delivered and constitutes the valid, legal and binding obligation of the Party enforceable in accordance with its terms, except as enforceability may be limited by equitable principles or by bankruptcy, fraudulent conveyance or insolvency laws affecting the enforcement of creditor's rights generally.

    (c)	Each Party  represents and warrants that it is not, and during the term
	of this Lease shall not be, in violation of any Applicable Laws, which violations, individually or in the aggregate, would have a material adverse effect on that Party's ability to perform its obligations under this Lease.

    (d)	Each Party represents and warrants that there are no actions, suits,
	governmental investigations or inquiries, or proceedings pending, or to each Party's knowledge threatened, against it or any of its businesses that, if determined adversely to it, would have a material adverse effect on its ability to perform its obligations under this Lease.

    (e)	Each Party represents and warrants that the execution, delivery and
	performance of this Lease will not conflict with, violate, breach or constitute an event of default under the terms of any agreement of such Party or of any agreement to which its properties are subject, that could reasonably be expected to have a material adverse effect on the financial condition, prospects or business of such Party or its ability to perform its obligations hereunder.

    (f)	Each Party represents and warrants that it is solvent and there are no
	bankruptcy, insolvency, reorganization, receivership or other arrangement proceedings pending or being contemplated by it or, to its knowledge, threatened against it.

    6.2	Lessor Representations.

     (a) Lessor represents to Lessee that (i) Lessor has [good and marketable title to the Site and Easement Areas][has a leasehold interest in the Site and Easement Areas that permits Lessor to sublease the Leased Space to Lessee in accordance with the terms of this Lease], and (ii) neither the Site nor the Easement Areas are or will be subject to any liens or other restrictions except the Permitted Encumbrances.

     (b) Lessor represents and warrants to Lessee that to the best of Lessor's knowledge, there are no covenants, restrictions, rights of way, easements or other encumbrances affecting the Site which would unreasonably interfere with the Lessee's use thereof.

     (c) Lessor represents and warrants to Lessee that it has disclosed to Lessee all information as is in its possession that shows areas of contamination or the presence of a Hazardous Substance at the Site in accordance with Section 3.3(c), and that it has provided Lessee with all specifications and plans for the Leased Space and the Site in accordance with Section 3.4.

    6.3	Waiver of Immunity. Lessor is subject to suit with respect to Lessor's obligations under this Lease, and the execution, delivery and performance of this Lease constitute Lessor's private and commercial acts. Lessor further represents, warrants and covenants that: (i) should any proceedings be brought against Lessor or Lessor's assets in any jurisdiction in connection with this Lease or any of the transactions contemplated hereunder, no claim of immunity from such proceedings will be claimed by or on behalf of Lessor or any of Lessor's assets; and (ii) Lessor waives any right of immunity which Lessor or any of Lessor's assets now has or, may in the future have, in any jurisdiction in connection with any such proceedings.

7.	Default and Remedies.

7.1 Event of Default. The occurrence of any one or more of the following circumstances shall constitute an "Event of Default":

(a) a Party's failure to make any payment required by this Lease within thirty
(30) business days after receipt of written notice from the other Party that a payment which is due has not been received;

(b) a Party's failure to observe and perform any other material obligation under this Lease and continuance of such failure for a period of thirty (30) days after receipt of written notice specifying the nature of such default and demanding that it be remedied, or if by reason of the nature of such default the same cannot be remedied within such thirty (30) day period, failure of the defaulting Party to proceed promptly to institute corrective action to cure the same and thereafter prosecute the curing of such default with diligence;

(c) a Party's representation made hereunder is not correct and true when made, and such failure has a material adverse effect on the other Party;

(d) a Party's filing, or consent by answer or otherwise to the filing against a Party of, a petition for relief, reorganization, or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction;

(e) a Party's general assignment for the benefit of creditors or consent to the appointment of a custodian, receiver, trustee or other officer with similar powers over itself or over any substantial part of its properties;

(f) a Party is adjudicated insolvent or is liquidated;

(g) a court or other governmental authority of competent jurisdiction shall enter an order appointing a custodian, receiver or trustee, or an officer with similar powers, with respect to a Party or any substantial part of any of its properties; or an order for relief shall be entered in any case or proceeding for liquidation or reorganization, or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, relative to that Party or ordering the dissolution, winding-up or liquidation of the Party; or a petition for such relief is filed against a Party and not dismissed or stayed within sixty (60) calendar days.

7.2 Termination/Remedies. (a)	Upon or after the occurrence of an Event of
   Default, the non-defaulting Party shall give written notice thereof to the defaulting Party, setting forth the nature of the Event of Default. If the defaulting Party fails to demonstrate within thirty (30) days after receipt of the written notice of default that it has cured the Event of Default, or if it is not possible to cure such Default within thirty (30) days that it has undertaken diligent efforts to promptly cure such Default, then the non-defaulting Party may elect to terminate this Lease and, in addition to such right, may, subject to Section 7.3 hereof, seek monetary damages or any other remedy to which the non-defaulting Party may be entitled at law or in equity.

   (b)	Within ninety (90) days of the date of expiration or termination of this
   Lease (the "Termination Date"), Lessee shall, at Lessee's sole cost and expense, remove the Facility and all of Lessee's personal property from the Site. Any property not so removed may, at Lessor's sole option, be removed and stored by Lessor at Lessee's expense. As of the date of such removal, neither Party shall have any claim against the other, except for claims or obligations that may have accrued prior to such termination or arise by reason of the removal or non removal of such Facility and other equipment or property, which claims or obligations shall survive termination hereof. Further, Lessee agrees, at its sole cost and expense, to repair or refinish all damage caused by operation or removal of the Facility, excepting damage caused by ordinary wear and tear. If Lessee fails to repair or refinish any such damage, Lessor may, in its sole discretion, repair or refinish such damage and Lessee shall reimburse Lessor of all actual and verifiable costs and expenses incurred in such repair or refinishing; provided that prior to Lessor's repair or refinishing such damage, Lessor shall provide thirty (30) days notice to Lessee giving Lessee the opportunity to repair or refinish the damage within such thirty-day period.

7.3 Limitation of Liability.

A. Except where caused by the other Party's negligence or willful misconduct, each Party shall be responsible for all physical damage to or destruction of the property, equipment and/or facilities owned by it, and shall not seek recovery or reimbursement from the other Party for such damage.

B. To the fullest extent permitted by Law and notwithstanding other provisions of this Agreement, in no event shall a Party be liable to the other Party, whether in contract, warranty, tort, negligence, strict liability, or otherwise, for special, indirect, incidental, multiple, consequential (including lost profits or revenues, business interruption damages and lost business opportunities), exemplary or punitive damages related to, arising out of , or resulting from performance or nonperformance of this Agreement. For purposes of clarification, indemnity supplied or paid pursuant to any of the indemnification provisions of the Lease Agreement shall not be considered special, indirect, incidental, multiple, punitive, consequential or incidental damages under this Section. In addition, this limitation on damages shall not apply with respect to claims brought by third parties for which a Party is entitled to indemnification under this agreement.

C. The provisions of this Section 13 (Limitations of Liability, No Third Party Beneficiaries) shall survive any termination, cancellation, expiration or suspension of this Agreement.

D. There are no third party beneficiaries to this Agreement.

7.4	Casualty Damage. In the event of any fire, casualty, physical calamity or physical damage to the Site or the Leased Space that makes it impossible for Lessee to install, operate and maintain the Facility, or if as a result thereof the Leased Space becomes unfit or undesirable for Lessee's use, Lessor, at its sole option and expense, may restore the Site or the Leased Space, as the case may be, to a condition that is suitable to the Lessee's uses as set forth in
Article 3. If Lessor elects to perform such restoration, the Parties shall agree upon a reasonable time frame for the completion of such restoration. In the event that (a) Lessor elects not to attempt to cure or remedy such damage,
(b) the Parties cannot agree upon a reasonable time frame for the completion of restoration, or (c) the Lessor fails to restore the Site or Leased Space, as applicable, within the time frame agreed upon by the Parties, Lessee may terminate this Lease upon thirty (30) days prior written notice to Lessor. Upon such termination, Lessee shall remove the Facility and its other equipment from the Site as provided in Section 7.2 hereof. Lessee shall have no obligation to pay Rent during any period in which the Site or Leased Space is rendered unfit for Lessee's use due to fire, casualty, physical calamity or physical damage to the Site.

7.5	PPA Termination.  This Lease shall terminate and cease to be in effect upon the effective date of termination of the PPA.

7.6	Site Conveyance Termination.

    (a)	Unless the Lessor assigns the Lease in accordance with 7.6(b), at all
	times during the Term, Lessor shall have [good and marketable title to the Site and the Easement Areas/a leasehold interest in the Site and Easement Areas that permits Lessor to sublease the Leased Space to Lessee in accordance with the terms of this Lease].

    (b)	Lessor shall provide Lessee at least ninety (90) days notice prior to
	any proposed sale, conveyance or other disposition of the Site and Easement Areas, whether such disposition is voluntary or involuntary (including threatened dispositions by condemnation, exercise of power of eminent domain or otherwise), and such notice to Lessee shall identify the proposed acquiror of the Site and Easement Areas. Subject to
	Section 11.7, Lessor shall use reasonable commercial efforts to assign the PPA and this Lease to such proposed acquiror. If Lessor and the proposed acquiror have not entered into such an assignment agreement that has been consented to by Lessee, within sixty (60) days after Lessor's provision of notice of the proposed sale, conveyance or other disposition, Lessee may terminate this Lease at any time thereafter upon notice thereof.

    (c)	In the event of an actual or proposed sale, conveyance or other
	disposition of the Site and Easement Areas, Lessor shall indemnify and hold Lessee Indemnified Parties harmless in accordance with Section
	8.2(e). 8.	Insurance and Indemnity.

   8.1	Insurance.

     (a) On or prior to the Commencement Date Lessee shall obtain and keep in full force and effect during the Lease Term the following minimum insurance coverages with respect to its operations at the Leased Space:

        (i) Comprehensive general liability insurance, including contractor's contingent coverage, with limits of not less than $______ per occurrence of bodily injury and $_____ per occurrence of property damage.

       (ii) Casualty and contractual property damage liability insurance covering liability assumed under this Lease with limits the same as that provided for in 8.1(a)(i), which coverage may be umbrella coverage.

      (iii) Casualty insurance covering the Facility with coverage limits of not less than __________.

      (iv) To the extent applicable, worker's compensation insurance as required by law and employer's liability insurance limits of not less than $_____ for any accident at all work places involved in this Lease.

    (b)	On or prior to the Commencement Date Lessor shall procure casualty
	insurance covering any loss or destruction to the Site, including the Facility.

    (c)	Lessor and Lessee hereby release one another from any and all liability
	or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise or any loss or damage of property caused by fire or any of the extended or supplementary contract casualties, EVEN IF SUCH FIRE OR OTHER CASUALTY SHALL HAVE BEEN CAUSED BY THE FAULT OR NEGLIGENCE OF THE OTHER PARTY, OR ANYONE FOR WHOM SUCH PARTY MAY BE RESPONSIBLE, provided, however, that this release shall be applicable and in force and effect only with respect to loss or damage occurring during such time as all parties' applicable insurance policies shall contain a clause or endorsement to the effect that any such releases shall not adversely affect or impair said policies or prejudice the right of the releasor to recover thereunder. Lessor and Lessee each agree to request their respective insurance carrier to include such a clause or endorsement in its policies. Any of the above coverages may be umbrella coverage. Each of Lessee and Lessor shall name the other Party as an additional insured on the aforementioned policies.

8.2	Indemnity.

(a) Lessee's Indemnification. Lessee shall indemnify, defend, and hold harmless Lessor, its affiliates, and its and their respective employees, officers, agents, directors, successors and permitted assigns ("Lessor Indemnified Parties"), from and against all injuries, losses, damages, costs, third party claims, expenses and other liabilities, including reasonable attorney fees and other expenses of litigation, incurred by reason of any claims of third parties to the extent arising out of, resulting from, or connected with Lessee's actions or omissions at the Leased Space and the Easement Areas.

(b) Lessor's Indemnification. Lessor shall indemnify, defend, and hold harmless Lessee, its affiliates, and its and their respective employees, officers, agents, directors, successors and permitted assigns ("Lessee Indemnified Parties"), from and against all injuries, losses, damages, costs, third party claims, expenses and other liabilities, including reasonable attorney fees and other expenses of litigation, incurred by reason of any claims of third parties to the extent arising out of, resulting from, or connected with Lessor's actions or omissions at the Site, Leased Space and the Easement Areas.

(c) Mutual Indemnification. Lessor shall indemnify the Lessee Indemnified Parties from all or any losses, claims, costs and liabilities sustained or incurred by Lessee in respect of any failure by Lessor to perform its obligations under this Lease. Lessee shall indemnify Lessor Indemnified Parties from all or any losses, claims, costs and liabilities sustained or incurred by Lessor in respect of any failure by Lessee to perform its obligations under this Lease.

(d) Environmental Indemnification.

   (i)	Subject to 8.2(d)(ii), but without limiting the provisions of Section
   8.2(b),(c) and (e), Lessor shall defend, indemnify and hold harmless Lessee Indemnified Parties from and against all injuries, losses, damages, costs, third party claims, expenses and other liabilities, including reasonable attorney fees and other expenses of litigation, incurred by reason of the presence of Hazardous Substances on, in or from the Site or Easement Areas.

  (ii)	Subject to 8.2(d)(i), but without limiting the provisions of Section
  8.2(a) and(c), Lessee shall defend, indemnify and hold harmless Lessor Indemnified Parties from and against all injuries, losses, damages, costs, third party claims, expenses and other liabilities, including reasonable attorney fees and other expenses of litigation, incurred by reason of any claims of third parties to the extent arising out of, resulting from, or connected with Lessee's introduction of a Hazardous Substance on or into the Site or Easement Areas.

(e) Conveyance Indemnification. Lessor shall defend, indemnify and hold harmless Lessee Indemnified Parties from and against all injuries, losses, damages, costs, third party claims, expenses and other liabilities, lender fees and, if applicable, costs of termination, default or acceleration of facility financing, including interest, make-whole charges, penalties, breakage fees, costs of refinancing outstanding principal amounts and other charges imposed by lenders providing Facility financing; and including reasonable attorney fees and other expenses of litigation, incurred by Lessee in connection with the actual or proposed sale, conveyance or other disposition of the Site and Easement Areas.

8.3 Indemnification Proceedings. A Party that believes it is entitled to indemnification under this Lease (the "Indemnified Party") shall promptly notify the other Party (the "Indemnifying Party") of any claim or proceeding in respect of which it seeks to be indemnified. Such notice shall be given as soon as reasonably practicable after the Indemnified Party becomes aware of such claim or proceeding and shall include a complete copy of all notices, pleadings and other papers related thereto. Failure to provide notice as required herein shall not excuse an indemnification obligation except to the extent such failure adversely affects the Indemnifying Party's interests.

9. Force Majeure.

9.1 Except in the case of an Event of Default arising under Section 7.1(g), neither Party shall be deemed to be in breach of this Lease and no Event of Default shall be deemed to occur under this Lease solely to the extent that such Party's delay or failure in the performance of its obligations hereunder (other than the obligation to pay money) is due to an event of Force Majeure; provided that not withstanding any other provision of this Agreement, the excuse of performance provided by this Section 9.1 shall in no event extend longer than ninety (90) days following the initial failure of performance hereunder.

9.2 The Party claiming an event of Force Majeure shall: (i) give the other Party reasonably prompt written notice describing the particulars of the occurrence; (ii) suspend performance for no greater scope and no longer duration than is required by the event of Force Majeure; (iii) use its reasonable commercial efforts to remedy its inability to perform; and (iv) when able to resume performance of its obligations under this Lease, give the other Party written notice to that effect.

10. Dispute Resolution.

10.1	In the event a dispute arises between Lessor and Lessee regarding the application or interpretation of any provision of this Lease, the Parties shall endeavor to resolve the dispute informally before resorting to judicial or extrajudicial means. Promptly after one Party notifies the other Party of the existence and nature of the dispute, the Parties shall use reasonable efforts to resolve the dispute through discussion and negotiation. If the Parties shall not have resolved the dispute within ten (10) days after delivery of such notice, each Party shall within fifteen (15) days after delivery of the notice, provide its most senior executive officer to meet with the most senior executive officer of the other Party at the Site to resolve the dispute. If the Parties shall not have resolved the dispute to their mutual satisfaction within thirty
(30) days after delivery of the notice described above, either Party shall have the right to pursue any and all remedies available at law or in equity. Pending final resolution of any dispute, whether informal, judicial or otherwise, Lessor and Lessee shall continue to fulfill their respective undisputed obligations hereunder.

11.	Miscellaneous.

11.1	Equipment to Remain Personalty. Except as otherwise provided herein, the
Facility shall remain personalty of the Lessee notwithstanding the fact that it may be affixed or attached to the Site or Leased Space, and shall, during and after the Term, belong to and be removable by Lessee. As between Lessee and Lessor, Lessee shall have all right, title and interest in and to the Facility and all drawings, diagrams, documents, Permits and governmental authorizations associated with the design, construction, operation and maintenance of the Facility.

11.2	Independent Contractor. Lessor and Lessee acknowledge and agree that the relationship between them is solely that of independent contractors, and nothing herein shall be construed to constitute the Parties as employer/employee, partners, joint ventures, co-owners, or otherwise as participants in a joint or common undertaking. Neither Party, nor its employees, agents, or representatives shall have any right, power or authority to act or create any obligation, express or implied, on behalf of the other. Except as provided in the PPA, Lessee hereby accepts and assumes full and exclusive liability for, and shall hold Lessor harmless from, the payment of all taxes, monies and other expenses arising from the conduct of Lessee's business in the Leased Space, including without limitation, contributions required under Applicable Law providing for state, provincial and federal payroll taxes or contributions for unemployment insurance or old age pensions, or annuities which are measured by wages, salaries, or other remuneration paid to Lessee or by Lessee to its employees for any and all activities in connection with this Lease.

11.3	Notices. All notices, invoices or other communications given, delivered or made under this Lease shall be in writing and will be delivered personally, by first class mail, by nationally-recognized overnight courier, by facsimile or by e-mail, to the address for notices identified below. If such communication is delivered by facsimile or by e-mail, such notice shall be deemed delivered when the receiving Party confirms receipt of that communication in writing by return facsimile or e-mail. Notwithstanding the foregoing, all notices regarding disputes, amendments, waivers, consents, assignments or sales, conveyances or other dispositions of the Site and/or Easement Areas shall be delivered personally, by first class mail or by nationally recognized overnight courier. A Party may change the address shown below upon ten (10) days prior written notice given in accordance with this paragraph.

To Lessee: WindStor Power Co.
	   37899 Twelve Mile Road Suite 300
	   Farmington Hills, Michigan  48331
	   Attention:  Doris F. Galvin, President
	   Telephone No.:  (248) 489-1961
	   Facsimile No.:  (248) 489-4163
	   Email:  dgalvin@windstor.com

To Lessor:




11.4	Severability. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision.

11.5	Survival of Provisions. Any obligation of the Parties relating to monies owed, as well as those provisions relating to limitations on liability, indemnity and actions, shall survive termination or expiration of this Lease.

11.6	Waiver. Any failure of any Party to enforce any of the provisions of this Lease or to require compliance with any of its terms at any time during the pendency of this Lease shall in no way affect the validity of this Lease, or any part hereof, and shall not be deemed a waiver of the right of such Party thereafter to enforce any and each such provision. No waiver of any provision of this Lease shall be effective unless in a writing signed by the waiving Party.

11.7	Assignment.  Neither Party shall assign this Lease or any of its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Lessee may assign or mortgage this Lease and the Facility without Lessor's consent, to affiliates of Lessee, and to any lender providing financing to Lessee or its affiliates, and to a buyer of 100% of the Facility. Lessor may assign its rights under this Lease, without Lessee's consent, to a lender in connection with any financing concerning the entire Site. If Lessee assigns this Lease or its rights hereunder to a lender, Lessor shall execute any consents reasonably required by such lender, and if requested by lender, provide such lender notice and cure rights with respect to Lessee defaults as reasonably required by such lender. Assignments made in violation of this Section 11.7 shall be deemed void.

11.8	Confidentiality.  Neither Party shall disclose the terms of this Lease, or any information of the other Party which it knows or reasonably should know to be confidential or proprietary other than to the Party's affiliates, potential investors, employees, lenders or other financing persons, counsel, accountants and other advisors or agents, who have agreed to keep such information confidential, or to the extent necessary to comply with any Applicable Law, provided that each Party will provide prompt notice to the other Party of any legal requirement to disclose, as early as practicable, prior to such disclosure and, to the extent practicable, use reasonable efforts to prevent or limit the disclosure.

11.9	Amendments.  Changes in or additions to this Lease may only be by a writing executed by each of the Parties.

11.10	Governing Law.  This Lease shall be deemed a contract made under the laws of the State of New York and, together with the rights and obligations of the Parties hereunder, shall be construed under and governed by the laws of the State of New York, without reference to its principles of conflicts of laws.

11.11	Choice of Forum.  Each Party irrevocably and unconditionally: (i) agrees that any suit, action, or other legal proceeding arising out of the Lease shall be brought in the federal or state courts located in New York County, New York;
(ii) consents to the jurisdiction of any such court or arbitration panel in any such suit, action or proceeding; and (iii) waives any objection which such Party may have to the laying of venue of any such suit, action, or proceeding.

11.12	Waiver of Jury Trial.  The Parties hereby knowingly, voluntarily, and intentionally waive any rights they may have to a jury trial in respect of any litigation based hereon or arising out of, under, or in connection with this Lease, or any course of conduct, course of dealing, statements (whether oral or written), or actions of the Parties with respect hereto.

11.13	Entire Lease.  This Lease consists of this Lease and the following attached Schedules and Exhibits:

-----------------------------------------------------------------------


Exhibit A	Site Description


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Exhibit B	Leased Space Description

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All Schedules and Exhibits referenced in this Lease shall be incorporated into this Lease by reference and shall be deemed to be an integral part of this Lease. In the event of a conflict or inconsistency between the Schedules or Exhibits, and this Lease, the provisions of this Lease shall prevail.

11.14	Merger.  This Lease constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof. This Lease supersedes all prior agreements between the Parties with respect to the subject matter hereof. Nothing in this Lease, and no action of either Party taken in connection with its performance hereunder, shall affect the rights or obligations of either Party under the PPA, except as may be expressly provided in the PPA.

11.15	Counterparts.  This Lease may be executed in multiple counterparts, each of which shall constitute an original, but all of which together shall constitute but one and the same agreement. This Lease may be delivered by facsimile transmission.

11.16	Joint Preparation.  This Lease has been prepared and negotiated by all
Parties hereto with the assistance and input of their respective attorneys, and therefore no ambiguity herein shall be construed for or against any party based upon the identity of the author of this Lease or any portion hereof.

11.17	Successors in Lessor's Interest. The terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of Lessor and Lessee and, except as otherwise provided in this Lease to the contrary, to their respective heirs, distributees executors, administrators, successors and assigns.

11.18	Estoppel Certificates. At any time, and from time to time, but not with less than fifteen (15) days prior notice from a Party, the other Party shall execute, acknowledge, and deliver to the requesting Party a statement in writing certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the Lease is in full force and effect as modified and stating the modifications), the dates to which Rent and other charges, if any have been paid in advance, and such other information as may be reasonably requested.

IN WITNESS WHEREOF, Lessor and Lessee have executed this as of the day and year first above written.

Lessor:			Lessee:

By:			By:

Its:			Its:

Name:			Name:

Title:			Title:

Date:			Date:

Exhibit C

Facility Configuration

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Exhibit D

Point of Delivery and Metering Facilities


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Exhibit E

Specifications of Electric Power to be  Sold to Purchaser

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Exhibit F

Rates and Charges

Energy Charge
----------------------------------------------------------------